Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Taminco Corporation of our report dated March 19, 2013, except for the effects of the stock split as described in Note 2, as to which the date is April 5, 2013, relating to the financial statements and financial statement schedule which appears in Taminco Corporation’s Registration Statement on Form S-1 (No. 333-185244) for the year ended December 31, 2012.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

October 10, 2013